June 7, 2007

Mr. Eric Mendelsohn Director of Real Estate and Legal Affairs Emeritus Corporation 3131 Elliott Avenue, Suite 4500 Seattle, Washington 98121

RE:	Master Lease Agreement between Health Care REIT, Inc. (“HCN”) and certain Affiliates and Emeritus Corporation, dated September 30, 2004 (the “Lease”); Purchase of Sunrise, Florida

Dear Mr.Mendelsohn:

Notwithstanding certain provisions of the Lease, HCN is granting Emeritus Corporation an early option to purchase the Leased Property known as Springtree and located in Sunrise, Florida for the Early Option Price of $16,234,506.64 plus all payments and amounts as set forth below (collectively, the “Option Closing Amount”).  Capitalized terms not defined herein have the meaning used in the Lease.

The Option Closing Amount is conditioned on payment being received by HCN in immediately available funds (wire transfer) to our bank account by June 29, 2007 at 2:00 p.m. EST (the “Closing Date”).

HCN Early Option Price	$16,234,506.64
Monthly Depreciation – through 6/30/07	(37,359.16)
HCN Miscellaneous Amount Due (See Exhibit A)	14,662.74
HCN Base Rent 6/1/07-6/30/07	Paid
HCN Legal Fees – SLK	2,536.27
Option Closing Amount	$16,214,346.49

For ease of calculation, but not to amend any obligations arising under the Lease; Per Diem Base Rent for the Leased Property is $4,551.17.  In the event the Option Closing Amount is not received by HCN on the Closing Date, additional Base Rent will become due and Per Diem Base Rent will be added to the Option Closing Amount each day.  In the event the Option Closing Amount is not received by June 30, 2007, HCN will amend this letter for a payoff as of July 31, 2007 and thereafter this early option letter shall expire.

In addition to the Option Closing Amount to be paid to HCN, Emeritus Corporation shall be responsible for all closing costs and expenses in connection with the transfer, including, but not limited to, the following:  [1] real property conveyance or transfer fees or deed stamps; [2] title search fees, title insurance commitment fees, and title insurance premiums; [3] survey fees; [4] environmental assessment fees; [5] recording fees; [6] attorneys’ fees of HCN’s counsel; [7] fees of any escrow agent; and [8] all amounts, costs, expenses, charges, Additional Rent and other items payable by Tenant to HCN, including, but not limited to, enforcement costs as set forth in Section 8.7 of the Lease.  HCN shall convey title to the Leased Property to Emeritus Corporation, or an affiliate or designee of Emeritus Corporation (“Purchaser”) by a transferable and recordable quitclaim deed and quitclaim bill of sale.  All recordable documents shall be delivered by HCN into escrow and filed at Purchaser’s sole cost and expense.

The wiring instructions to our bank account are as follows:

Key Bank (Cleveland, OH) ABA Credit: Health Care REIT, Inc. A/C Notify: Mike Crabtree (419) 247-2811

Please evidence your agreement to the terms set forth herein by executing the letter below and returning it to me.  Upon receipt of an executed copy of this letter, we will instruct our counsel to prepare the appropriate documentation.

Please contact me with any questions or comments.

Very truly yours,

HEALTH CARE REIT, INC.

/s/ Paul Nungester
Paul D. Nungester
Controller

cc:           George L. Chapman
Ray W. Braun
Erin C. Ibele
Jeffrey H. Miller
Michael A. Crabtree
Scott A. Estes
Mary Ann Bardwell
Tracy W. Carte
Tanya L. DiCiacca
Evelyn D. Evans-Eck
Stephanie L. Haas
Wendy S. McCormick
Rose Marie Sancrant
Christopher M. Simon
Rachel M. Watson
Charles J. Herman
Leslie A. Ansberg
Steve W. Schroeder
Oksana M. Ludd – Shumaker Loop & Kendrick
Mary Ellen Pisanelli – Shumaker Loop & Kendrick

I acknowledge and agree to be bound by the terms and conditions set forth in this letter regarding the sale of the above-referenced facility.

ACCEPTED BY:

EMERITUS CORPORATION By: /s/ Eric Mendelsohn Eric Mendelsohn Director of Real Estate and Legal Affairs	June 14, 2007 Date